Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Contact:
Scott Fleming
336-436-4879
Investor@labcorp.com

Shareholder Direct:
(800)LAB-0401
www.labcorp.com

LABORATORY CORPORATION OF AMERICA® ANNOUNCES
2005 SECOND QUARTER RESULTS

Revenue Increase of 8.8 Percent Drives EBITDA Margin of 26.4Percent and EPS Increase of 12.1 Percent

Burlington, NC, July 21, 2005 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter and six-months ended June 30, 2005.

Second Quarter Results
Net earnings increased 11.0 percent to $109.1 million, excluding the impact of a $3.1 million non-recurring investment loss, compared to second quarter 2004 net earnings of $98.3 million. Earnings per diluted share (EPS) increased 15.2 percent to $0.76, excluding a $0.02 per diluted share impact of the investment loss, versus $0.66 per diluted share in the second quarter of 2004. Including the impact of the investment loss, EPS increased by 12.1 percent to $0.74. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $225.2 million for the quarter, or 26.4 percent of net sales.

Revenues for the quarter were $853.3 million, an increase of 8.8 percent compared to the same period in 2004. Compared to the second quarter of 2004, testing volume, measured by accessions, increased 1.1 percent, and price increased 7.7 percent.

During the quarter, the Company repaid $78 million in borrowings under its revolving line of credit, and repurchased approximately $10 million of stock, representing approximately 200,000 shares. Operating cash flow was $86.5 million, and the balance of cash and short-term investments

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at the end of the quarter was $34.2 million. Second quarter operating cash flow was impacted by income tax payments that were $48.5 million higher than in the second quarter of 2004.

Six-Month Results
Net earnings for the period increased to $205.7 million, excluding the impact of a $3.1 million non-recurring investment loss, compared to 2004 six-month net earnings of $185.6 million. Earnings per diluted share were $1.43, excluding a $0.02 per diluted share impact of the investment loss, compared to $1.24 per diluted share in the first six-months of 2004. EBITDA was $432.6 million, or 26.2 percent of net sales.

Revenues for the period were $1,652.4 million, an increase of 7.5 percent compared to the same period in 2004. Compared to the same period in 2004, testing volume, measured by accessions, increased 0.7 percent, and price increased 6.8 percent.

During the first half of the year, the Company generated operating cash flow of $240.9 million. During the same period, the Company completed the acquisitions of US LABS and Esoterix, as well as other small acquisitions for $323.2 million, repurchased $122 million of stock representing 2.5 million shares, repaid $78 million in borrowings under its revolving line of credit, made capital expenditures of $45.7 million, and paid income taxes of $134.9 million. At the end of the second quarter, the Company had cash and short-term investments of $34.2 million, and an outstanding balance of $57.0 million under its revolving line of credit.

“We continue to be very pleased with our performance, particularly as it relates to revenue growth, EBITDA, EPS, and cash flow,” said Thomas P. Mac Mahon, Chairman and Chief Executive Officer. “The acquisitions of US LABS and Esoterix now provide further opportunities, through test mix shift and synergies, to improve our financial performance. Our commitment to executing a proven strategy that expands our national network and enhances our genomic and esoteric testing capabilities has again delivered outstanding results for LabCorp’s shareholders and enhances our future growth opportunities.”

The Company today is filing an 8-K that will include additional information on its business and operations, including updated financial guidance for 2005. This information will also be available on the Company’s Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

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A conference call discussing LabCorp’s quarterly results will be held today at 9:00 a.m. Eastern Time and is available in a listen-only mode by dialing 212-271-4585. A telephone replay of the call will be available through July 28, 2005 and can be heard by dialing 800-633-8284 (402-977-9140 for international callers). The access code for the replay is 212-50-096. A live online broadcast of LabCorp’s quarterly conference call on July 21, 2005 will be available at www.labcorp.com or at www.streetevents.com beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through August 19, 2005.

Laboratory Corporation of America® Holdings, an S&P 500 company with a BBB investment-grade credit rating, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.1 billion in 2004, approximately 25,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; DIANON Systems, Inc. based in Stratford, CT, US LABS based in Irvine, CA, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2004 and subsequent SEC filings.

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— Table to Follow —

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LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

Net sales	$853.3	$784.3	$1,652.4	$1,536.8
Cost of sales	488.4	444.6	949.2	879.5
Selling, general and administrative	178.7	165.0	347.3	328.0
Amortization of intangibles and other assets	13.1	10.5	25.2	20.8

Operating income	173.1	164.2	330.7	308.5

Other income (expense)	0.2	(0.8)	(0.2)	(0.9)
Investment loss	(3.1)	--	(3.1)	--
Investment income	0.3	0.4	0.8	0.9
Interest expense	(8.6)	(9.3)	(17.1)	(18.6)
Income from joint venture partnerships	13.9	12.1	27.6	24.7

Earnings before income taxes	175.8	166.6	338.7	314.6
Provision for income taxes	69.8	68.3	136.1	129.0

Net earnings	$106.0	$98.3	$202.6	$185.6

Net earnings, excluding non-recurring investment loss:
Net earnings	$106.0	$98.3	$202.6	$185.6
Non-recurring investment loss, net of tax	3.1	--	3.1	--

Net earnings, excluding non-recurring investment loss	$109.1	$98.3	$205.7	$185.6

Diluted earnings per common share:
Net earnings	$0.74	$0.66	$1.41	$1.24

Net earnings, excluding the impact of non-recurring investment loss	$0.76	$0.66	$1.43	$1.24

Weighted average shares outstanding	145.5	151.3	145.6	152.3

EBITDA	$225.2	$210.8	$432.6	$401.9

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LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	June 30,	December 31,
	2005	2004

Cash and short-term investments	$34.2	$206.8
Accounts receivable, net	520.0	441.4
Property, plant and equipment	375.6	360.0
Intangible assets and goodwill, net	2,144.0	1,857.4
Investments in joint venture partnerships	543.7	548.5
Other assets	235.2	186.8

	$3,852.7	$3,600.9

Zero coupon-subordinated notes	539.0	533.7
5 1/2% senior note	353.2	353.4
Other liabilities	842.1	714.5
Shareholders' equity	2,118.4	1,999.3

	$3,852.7	$3,600.9

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Notes to Financial Tables

1)	EBITDA represents earnings before interest, income taxes, depreciation, amortization, and nonrecurring charges, and includes the Company’s proportional share of the underlying EBITDA of the income from joint venture partnerships. The Company uses EBITDA extensively as an internal management performance measure and believes it is a useful, and commonly used measure of financial performance in addition to earnings before taxes and other profitability measurements under generally accepted accounting principles (“GAAP”). EBITDA is not a measure of financial performance under GAAP. It should not be considered as an alternative to earnings before income taxes (or any other performance measure under GAAP) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following table reconciles earnings before income taxes, representing the most comparable measure under GAAP, to EBITDA for the three- and six-month periods ended June 30, 2005 and 2004:

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

Earnings before income taxes	$175.8	$166.6	$338.7	$314.6
Add(subtract):
Interest expense	8.6	9.3	17.1	18.6
Investment income	(0.3)	(0.4)	(0.8)	(0.9)
Other(income)expense, net	(0.2)	0.8	0.2	0.9
Depreciation	24.1	23.3	47.3	46.3
Amortization	13.1	10.5	25.2	20.8
Non-recurring investment loss	3.1	--	3.1	--
Joint venture partnerships' depreciation and amortization	1.0	0.7	1.8	1.6

EBITDA	$225.2	$210.8	$432.6	$401.9

2)	During the second quarter, the Company wrote-off the recorded value of warrants to acquire shares of Exact Sciences. The after tax impact of this non-recurring investment loss reduced net earnings by $3.1 million and diluted EPS by $0.02 ($3.1 million divided by 145.5 million shares).

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